Exhibit 10.2

Execution Version

AGREEMENT OF PURCHASE AND SALE

This Agreement of Purchase and Sale, dated as of September 20, 2021 (the “Purchase Agreement”), is by and among Blue Owl Capital Inc., a Delaware corporation (the “Company”), Blue Owl Capital Holdings LP, a Delaware limited partnership (the “Holdings Partnership” and, together with the Company, “Blue Owl”), and Koch Financial Assets III, LLC (“Investor”).

WITNESSETH

WHEREAS, in connection with its investments therein, Investor was granted the right to receive certain contractual management fee shares (the “Management Fee Shares”) and cash performance shares with respect to Dyal Finance Investors (US) LP as well as its feeder funds, alternative vehicles and parallel funds (collectively, the “Dyal Finance Fund”), as set forth in the Revenue Sharing Agreement by and between the investment advisor of the Dyal Finance Fund and Investor, dated as of April 1, 2019 (the “Dyal Finance Fund Revenue Share Agreement”);

WHEREAS, pursuant to the Dyal Finance Fund Revenue Share Agreement, Investor is entitled to receive similar management fee and cash performance revenue shares in any future investment funds, accounts, vehicles and/or other similar arrangements investing alongside, or formed in succession of, the Dyal Finance Fund (including as a result of any restructuring thereof) (the “Future Dyal Revenue Rights”);

WHEREAS, pursuant to the letter agreement entered into as of April 1, 2019 by and among the investment advisor and the general partner of the Dyal Finance Fund, DFF Cayman GP Limited and Investor (the “Dyal Finance Fund Letter Agreement” and, together with the Dyal Finance Fund Revenue Share Agreement, the “Dyal Finance Fund Side Letters”), Dyal Advisors LLC, its direct or indirect controlled subsidiaries and their respective successors or assigns are subject to certain limitations on sponsoring, or serving as investment manager for, Competing Funds (as defined in the Dyal Finance Fund Letter Agreement) of Dyal Finance Fund (the “Competing Fund Covenant”);

WHEREAS, Investor and Blue Owl have agreed that Investor will relinquish the Management Fee Shares, the Future Dyal Revenue Rights and the Competing Fund Covenant, and, in consideration thereof, the Company will issue shares of its Class A common stock, par value $0.0001 per share (“Company Class A Common Stock”), and the Holding Partnership will make certain cash payment, to Investor, upon the terms and subject to the conditions set forth in this Purchase Agreement; and

WHEREAS, Investor desires to make an aggregate commitment of $250 million to Dyal Capital Partners V (A) LP and/or Dyal Capital Partners V (B) LP (collectively, “Dyal Equity Fund V”).

NOW THEREFORE, in consideration of the mutual agreements, covenants, representations, warranties and indemnities contained in this Purchase Agreement, Blue Owl and Investor agree as follows:

1.	Definitions.

In addition to terms otherwise defined herein, the following terms shall have the meanings set forth below for purposes of this Purchase Agreement:

(a) “Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(b) “Additional Investor’s Documents” shall mean, collectively, (i) the Registration Rights Agreement and (ii) each Amended Side Letter.

(c) “Approvals” shall mean, with respect to this Purchase Agreement and the transactions contemplated hereby, all notices, legal opinions, consents, amendments, waivers and modifications required pursuant to the terms hereof or such other documents in order to permit consummation of the transactions contemplated by this Purchase Agreement.

(d) “Cash Purchase Price” shall mean $13.8 million in cash.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f) “Equity Purchase Price” shall mean 7,167,817 shares of the Company Class A Common Stock.

(g) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(h) “Lien” shall mean any lien, pledge, claim, security interest, encumbrance, charge, restriction or limitation of any kind, whether arising by agreement, operation of law or otherwise.

(i) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

(j) “Registration Rights Agreement” shall mean the Registration Rights Agreement by and between the Company and Investor, dated as of the date hereof.

2.	Closing.

(a) The relinquishment of the Management Fee Shares, the Future Dyal Revenue Rights and the Competing Fund Covenant by Investor, the issuance of the shares of the Company Class A Common Stock in respect of the Equity Purchase Price by the Company to Investor and the payment of the Cash Purchase Price from the Holdings Partnership to Investor shall take place remotely (by the mutual exchange of electronic signatures (including portable document format (.PDF)) and wire transfer) at approximately 4 p.m., Eastern Time, on the date hereof (the “Closing Date”). In reliance on the representations, warranties and agreements set forth in this Purchase Agreement, the following shall take place on the Closing Date:

(i) Investor shall waive, relinquish and release all interests, rights and claims with respect to the Management Fee Shares, the Future Dyal Revenue Rights and the Competing Fund Covenant, and, in connection therewith, each Dyal Finance Fund Side Letter shall be amended and restated as follows, effective as of the Closing Date:

(1) paragraphs 1(a)(ii), 1(a)(v) and 1(b), all references to the “Management Fee Amount”, “Revenue Share Entity” and “Successor Partnership” and all other references related to the Management Fee Shares shall be deleted in full from the Dyal Finance Fund Revenue Share Agreement (and, for greater certainty, no Management Fee Shares shall apply to any current or future Revenue Share Entity (as defined in the Dyal Finance Fund Revenue Share Agreement)); and

(2) paragraph 27 (“Competing Funds”) in the Dyal Finance Fund Letter Agreement shall be deleted in full (each Dyal Finance Fund Side Letter as amended in accordance with the foregoing clauses (1) and (2) and in the form set forth on Exhibit A hereto, an “Amended Side Letter”);

(ii) the Holdings Partnership shall pay Investor by wire transfer of immediately available funds the Cash Purchase Price (as adjusted in accordance with Paragraph 2(b) hereof), net of any required withholding (as determined in good faith by Blue Owl);

(iii) the Company shall issue the shares of the Company Class A Common Stock in respect of the Equity Purchase Price to Investor;

(iv) Investor shall make a capital commitment of $250 million to Dyal Equity Fund V on the existing terms; and

(v) Investor shall deliver or cause to be delivered to Blue Owl all Additional Investor’s Documents, and Blue Owl shall deliver or cause to be delivered to Investor all Additional Investor’s Documents.

(b) The Cash Purchase Price shall be reduced by an aggregate amount equal to all amounts distributed to Investor in respect of the Management Fee Share from May 20, 2021 through the Closing Date (the “Interim Period”). To the extent that any amounts in respect of the Management Fee Share have been accrued but have not been distributed to Investor during the Interim Period, Investor shall waive, relinquish and release all interests, rights and claims with respect to such accrued and undistributed amounts.

(c) For greater certainty, Investor shall remain (i) entitled to its Cash Performance Share (as defined in the Dyal Finance Fund Revenue Share Agreement) in respect of the Dyal Finance Fund and (ii) liable for its share of any Clawback Amount (as defined in the Dyal Finance Fund Revenue Share Agreement), in each case of clauses (i) and (ii) in accordance with the Dyal Finance Fund Revenue Share Agreement.

(d) In the event that Investor is or is required to file a Schedule 13D/G (or Schedule 13D/G amendment) with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended with respect to the shares of the Company Class A

Common Stock, then Investor shall, in advance of filing the Schedule 13D/G or Schedule 13D/G amendment with the SEC, provide the Company and its counsel with a reasonable opportunity to review and consult on the disclosure contained in the Schedule 13D/G or Schedule 13D/G amendment, any proposed revisions to which the Investor will consider in good faith.

3.	Representations and Warranties of Investor.

Investor hereby represents and warrants to Blue Owl, as of the date of this Purchase Agreement, as follows:

(a) Authorization. Investor is an entity duly organized and validly existing in good standing under the laws of its jurisdiction of organization. Investor has the requisite power and authority to enter into, execute and deliver this Purchase Agreement and each Additional Investor’s Document and to perform all of the obligations to be performed by it hereunder and thereunder. This Purchase Agreement, each Additional Investor’s Document and the transactions contemplated hereby and thereby have been duly authorized, executed and delivered by it, and this Purchase Agreement and each Additional Investor’s Document constitute its valid and binding obligation, enforceable against it in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors’ rights generally. All Approvals have been obtained and any other consents and approvals required to be obtained by Investor from any court, governmental agency, creditor or any other Person for the execution, delivery and performance of this Purchase Agreement shall have been obtained.

(b) Title. Investor owns all right, title and interests (legal and beneficial), as applicable, in and to the Management Fee Shares, Future Dyal Revenue Rights and Competing Fund Covenant, free and clear of all Liens other than restrictions under U.S. federal and state securities laws (or similar restrictions under the laws of any jurisdiction outside the United States, to the extent applicable).

(c) No Conflicts. Neither the execution and delivery of this Purchase Agreement or any Additional Investor’s Document, nor the performance or consummation of the transactions contemplated hereby or thereby by Investor, will conflict with, result in the breach of, constitute a default under or accelerate the performance required by the terms of: (i) any law, rule or regulation of any government or governmental or regulatory agency to which Investor may be subject; (ii) any judgment, order, writ, decree, permit or license of any court or governmental or regulatory agency to which Investor may be subject; (iii) any contract, agreement, commitment or instrument to which Investor is a party or by which any of its assets is bound and which relates to, or imposes any restrictions upon the ability of Investor to relinquish, the Management Fee Shares, Future Dyal Revenue Rights and Competing Fund Covenant pursuant to this Purchase Agreement; or (iv) Investor’s constituent documents or other governing instruments (or constitute an event which, with the passage of time or action by a third party, would result in any of the foregoing). The execution and delivery of this Purchase Agreement by Investor and the performance and consummation by Investor of the transactions contemplated hereby do not require any registration, filing, qualification, consent or approval with respect to Investor under any such law, rule, regulation, judgment, order, writ, decree, permit or license to which Investor may be subject.

(d) Litigation. There is no action, suit, claim, proceeding, arbitration, governmental inquiry or investigation pending or, to Investor’s knowledge, threatened against Investor, at law or in equity, before or by any governmental or regulatory department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if adversely determined, would question the validity of, or prevent or materially delay the consummation of, the transactions contemplated by this Purchase Agreement or Investor’s ability to perform its obligations hereunder or materially and adversely affect Investor’s ability to relinquish the Management Fee Shares, Future Dyal Revenue Rights and Competing Fund Covenant pursuant to this Purchase Agreement. There is no action or suit by Investor pending or threatened against any other Person relating to the Management Fee Shares, Future Dyal Revenue Rights and Competing Fund Covenant that would, if adversely determined, materially and adversely affect the Management Fee Shares, Future Dyal Revenue Rights and Competing Fund Covenant being relinquished by Investor pursuant to this Purchase Agreement.

(e) Certain Conduct. Investor has not (i) sold, assigned, transferred, delivered or otherwise disposed of; (ii) converted, exchanged or redeemed; (iii) other than restrictions under federal and state securities laws (or similar restrictions under the laws of any jurisdiction outside the United States, to the extent applicable), created or permitted to exist any Lien on; nor (iv) agreed to do any of the foregoing in respect of, any of the Management Fee Shares, the Future Dyal Revenue Rights and the Competing Fund Covenant which Investor is relinquishing hereunder.

(f) Acknowledgments. Investor is a sophisticated, experienced investor, capable of evaluating the value of the Management Fee Shares, the Future Dyal Revenue Rights, the Competing Fund Covenant and the Equity Purchase Price, and in making its decision to acquire the shares of the Company Class A Common Stock issued in respect of the Equity Purchase Price and to relinquish the Management Fee Shares, the Future Dyal Revenue Rights and the Competing Fund Covenant pursuant to this Purchase Agreement, it (i) is responsible for making its own evaluation of information about Blue Owl that it may receive from Blue Owl, and (ii) has not relied upon any representations, warranties, covenants, or agreements of Blue Owl or any affiliate thereof other than those set forth in this Purchase Agreement. Investor acknowledges that Blue Owl has no obligation to provide information to Investor relating to the value of the shares of the Company Class A Common Stock issued in respect of the Equity Purchase Price or otherwise, except as specified in this Purchase Agreement, and the aggregate Cash Purchase Price and Equity Purchase Price in exchange for the relinquishment of the Management Fee Shares, the Future Dyal Revenue Rights and the Competing Fund Covenant may be more or less than the fair market value thereof. Investor hereby confirms that it has consulted to the extent deemed appropriate by Investor with Investor’s own advisers, and has reviewed all publicly available information, with respect to Company. Investor further represents and warrants that it has, independently and without reliance upon Blue Owl, its affiliates or agents, and based on such documents and information as Investor has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, legal, regulatory, accounting, financial, tax and other conditions, creditworthiness and consequences of an investment in Blue Owl and made its own decision with respect to the transactions contemplated hereunder. Investor acknowledges that Blue Owl may be in possession of material non-public information with respect to the Management Fee Shares, the Future Dyal Revenue Rights and the Competing Fund Covenant. Investor acknowledges that it has not requested Blue Owl to disclose any material or potentially material non-public information relating to Blue Owl or its securities other than as represented and warranted in this Purchase Agreement, and Blue Owl has not done so. Investor agrees that Blue Owl shall not be obligated to disclose any material non-public information it may have other than as represented and warranted in this Purchase Agreement, or have any liability with respect to such non-disclosure. Investor hereby waives its right to rescind or invalidate the relinquishment of the Management Fee Shares, the Future Dyal Revenue Rights and the Competing Fund Covenant or to seek damages or other remuneration from Blue Owl based on Blue Owl’s possession of such information or the lack of possession of any such information by Investor.

(g) Equity Purchase Price. Investor understands that the shares of the Company Class A Common Stock issued in respect of the Equity Purchase Price has not been registered under the Act or any state or non-U.S. securities laws, and are being offered and sold in reliance upon U.S. federal, state and applicable non-U.S. exemptions from registration requirements for transactions not involving a public offering. Investor represents and warrants that the shares of the Company Class A Common Stock issued in respect of the Equity Purchase Price shall be acquired by Investor solely for the account of Investor, for investment purposes only and not with a view to the distribution thereof. Investor represents and warrants that Investor (i) is a sophisticated investor with the knowledge and experience in business and financial matters to enable Investor to evaluate the merits and risks of an investment in the Company, (ii) is able to bear the economic risk and lack of liquidity of an investment in the Company and (iii) is able to bear the risk of loss of its entire investment in the Company.

(h) ERISA. Either (i) Investor is not, nor is Investor acting on behalf of or with assets of, an “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to Title I of ERISA, or a “plan” within the meaning of and subject to Section 4975 of the Code, or a governmental plan or other plan that is subject to any applicable law that is substantially similar to the fiduciary responsibility or prohibited transaction provisions of ERISA or Section 4975 of the Code, or an entity whose assets are treated as assets of any such employee benefit plan or plan, or (ii) Investor is not a “party-in-interest” of Blue Owl within the meaning of Section 3(14) of ERISA or a “disqualified person,” with respect to Blue Owl within the meaning of Section 4975(e) of the Code and the consummation of the transactions contemplated by this Purchase Agreement will not be a “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code).

4.	Representations and Warranties of the Company.

The Company hereby represents and warrants to Investor, as of the date of this Purchase Agreement, as follows:

(a) Authorization. The Company is an entity duly organized and validly existing in good standing under the laws of its jurisdiction of organization. The Company has the requisite power and authority to enter into, execute and deliver this Purchase Agreement and the Registration Rights Agreement and to perform all of the obligations to be performed by it hereunder and thereunder. This Purchase Agreement, the Registration Rights Agreement and the transactions contemplated hereby and thereby have been duly authorized, executed and delivered by it, and this Purchase Agreement and the Registration Rights Agreement constitute its valid and binding obligation, enforceable against it in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors’ rights generally. All Approvals have been obtained and any other consents and approvals required to be obtained by the Company from any court, governmental agency, creditor or any other Person for the execution, delivery and performance of this Purchase Agreement shall have been obtained.

(b) No Conflicts. Neither the execution and delivery of this Purchase Agreement or the Registration Rights Agreement nor the performance or consummation of the transactions contemplated hereby or thereby by the Company will conflict with, result in the breach of, constitute a default under or accelerate the performance required by the terms of: (i) any law, rule or regulation of any government or governmental or regulatory agency to which the Company may be subject; (ii) any judgment, order, writ, decree, permit or license of any court or governmental or regulatory agency to which the Company may be subject; (iii) any contract, agreement, commitment or instrument to which the Company is a party or by which it or any of its assets is bound; or (iv) the Company’s constituent documents or other governing instruments (or constitute an event which, with the passage of time or action by a third party, would result in any of the foregoing). The execution and delivery of this Purchase Agreement by the Company and the performance and consummation by the Company of the transactions contemplated hereby do not require any registration, filing, qualification, consent or approval with respect to the Company under any such law, rule, regulation, judgment, order, writ, decree, permit or license to which the Company may be subject.

(c) Litigation. Except as disclosed in Company’s public filings (including current and periodic reports), there is no action, suit, claim, proceeding, arbitration, governmental inquiry or investigation pending or, to the Company’s knowledge, threatened against the Company, at law or in equity, before or by any governmental or regulatory department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if adversely determined, would question the validity of, or prevent or materially delay the consummation of, the transactions contemplated by this Purchase Agreement or the Company’s ability to perform its obligations hereunder.

(d) Equity Purchase Price. The shares of the Company Class A Common Stock issued in respect of the Equity Purchase Price have been duly authorized and, upon the effective relinquishment of the Management Fee Shares, the Future Dyal Revenue Rights and the Competing Fund Covenant, will constitute validly issued shares of the Company Class A Common Stock in reliance upon U.S. federal, state and applicable non-U.S. exemptions from registration requirements for transactions not involving a public offering.

5.	Survival of Representations and Warranties.

Each and every representation and warranty in this Purchase Agreement and each Additional Investor’s Document shall survive the execution and delivery of this Purchase Agreement and shall be fully effective and enforceable until the expiration of the applicable statute of limitations thereto. Any investigation or other examination that may be made at any time by or on behalf of a party to which representations and warranties are made shall not limit, diminish or in any way affect the specific representations and warranties in this Purchase Agreement, and the parties may rely on the specific representations and warranties in this Purchase Agreement, irrespective of any information obtained by them by any investigation, examination or otherwise.

All rights to indemnification with respect to any representation and warranty hereunder shall survive only as long as the applicable representation and warranty survives; provided, however, that with respect to any claim for indemnification asserted prior to the termination of the representation or warranty, the parties’ indemnification obligations shall survive until the claim is resolved.

6.	Indemnification.

(a) Indemnification by Investor. Investor agrees to defend, indemnify and hold harmless Blue Owl, its affiliates and their respective officers, directors, partners, members, managers, employees, agents, trustees, successors and assigns, from and against any and all losses, damages, claims, suits, proceedings, liabilities, fees, costs and expenses (including settlement costs, interest, penalties, reasonable attorneys’ fees and any reasonable legal or other expenses for investigation or defense of any actions or threatened actions) (collectively, “Losses” or “Claims,” as the context requires) which may be imposed, sustained, incurred or suffered or asserted as a result of, relating to or arising out of (i) any inaccuracy in or breach of any representation or warranty of Investor contained in this Purchase Agreement or any Additional Investor’s Document and (ii) any failure by Investor to perform any covenant, agreement or obligation of Investor contained in this Purchase Agreement or any Additional Investor’s Document.

(b) Indemnification by Blue Owl. Blue Owl agrees to defend, indemnify and hold harmless Investor, its affiliates and their respective officers, directors, partners, members, managers, employees, agents, trustees, successors and assigns from and against any and all Losses and Claims which may be imposed, sustained, incurred or suffered or asserted as a result of, relating to or arising out of (i) any inaccuracy in or breach of any representation or warranty of Blue Owl contained in this Purchase Agreement and (ii) any failure by Blue Owl to perform any covenant, agreement or obligation of Blue Owl contained in this Purchase Agreement.

(c) Limitations on Indemnification.

(i) Notwithstanding anything in Paragraph 6(a) to the contrary, the maximum amount payable by Investor (in the aggregate) to Blue Owl for Losses in respect of claims made by Blue Owl under Paragraph 6(a) for indemnification with respect to the breach of any representations or warranties hereunder shall not exceed an amount equal to the sum of the Cash Purchase Price and the Equity Purchase Price (valued as of the date hereof); provided, however, that Blue Owl shall not be subject to any limitation pursuant to this Paragraph 6(c)(i) or otherwise, and shall be entitled to dollar-for-dollar recovery from Investor for Losses in connection with fraud, intentional misrepresentation or a willful breach by Investor of any of its representations and warranties under this Purchase Agreement.

(ii) Notwithstanding anything in Paragraph 6(b) to the contrary, the maximum amount payable by Blue Owl (in the aggregate) to Investor for Losses in respect of claims made by Investor under Paragraph 6(b) for indemnification with respect to the breach of any representations or warranties hereunder shall not exceed an amount equal to the sum of the Cash Purchase Price and the Equity Purchase Price (valued as of the date hereof); provided, however, that Investor shall not be subject to any limitation pursuant to this Paragraph 6(c)(ii) or otherwise, and shall be entitled to dollar-for-dollar recovery from Blue Owl for Losses in connection with fraud, intentional misrepresentation or a willful breach by Blue Owl of any of its representations and warranties under this Purchase Agreement.

(d) Procedure for Third Party Claims.

(i) If a Person entitled to assert a claim for indemnification under this Purchase Agreement shall receive written notice of the assertion by any Person not a party to this Purchase Agreement of any claim or of the commencement of any action or proceeding (a “Third Party Claim”) with respect to which either Investor or Blue Owl is obligated to provide indemnification, the indemnified party (the “Indemnitee”) shall give the indemnifying party (the “Indemnitor”) prompt written notice after becoming aware of such Third Party Claim. The failure of the Indemnitee to give notice as provided in this Paragraph shall not relieve the Indemnitor of its obligations for indemnification under this Purchase Agreement, except to the extent that the failure has materially and adversely affected the rights of the Indemnitor. The notice from the Indemnitee shall describe the Third Party Claim in reasonable detail.

(ii) An Indemnitor may elect to compromise or defend, at the Indemnitor’s own expense and by the Indemnitor’s own counsel, any Third Party Claim. If an Indemnitor elects to compromise or defend a Third Party Claim, it shall, within thirty (30) days (or sooner, if the nature of the Third Party Claim so requires), notify the Indemnitee in writing of its intent to do so, and the Indemnitee shall cooperate in the compromise of, or defense against, the Third Party Claim. The Indemnitor shall pay the Indemnitee’s reasonable out-of-pocket expenses incurred in connection with its cooperation. After notice from an Indemnitor to an Indemnitee of its election to assume the defense of a Third Party Claim, the Indemnitor shall not be liable to the Indemnitee under this Purchase Agreement for any legal expenses subsequently incurred by the Indemnitee in connection with defense of the Third Party Claim; provided that Indemnitee shall have the right to employ one counsel in each applicable jurisdiction (if more than one jurisdiction is involved) to represent Indemnitee if, in the Indemnitee’s reasonable judgment, a conflict of interest between the Indemnitee and the Indemnitor exists in respect of such Third Party Claim, and in that event the reasonable fees and expenses of such separate counsel shall be paid by the Indemnitor. If an Indemnitor elects not to defend against a Third Party Claim, or fails to notify an Indemnitee of its election as provided in this Paragraph, the Indemnitee may pay, compromise or defend such Third Party Claim on behalf of, and for the account and risk of, the Indemnitor; provided that no Indemnitee shall consent to entry of any judgment or enter into any settlement except with the written consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed). No Indemnitor shall consent to entry of any judgment or enter into any settlement, in each case with respect to any Third Party Claim, except with the written consent of each affected Indemnitee (which consent shall not be unreasonably withheld or delayed), if such judgment or settlement provides for anything other than money damages or other money payments for which the Indemnitee is entitled to indemnification under this Purchase Agreement or which does not contain as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnitee of a release from all liability in respect of the Third Party Claim.

(iii) If there is a reasonable likelihood that a Third Party Claim may materially and adversely affect an Indemnitee, other than as a result of money damages or other money payments for which the Indemnitee is entitled to indemnification hereunder, the Indemnitee will have the right, after consultation with the Indemnitor, to assume the defense of the Third Party Claim in lieu of the Indemnitor with counsel reasonably acceptable to the Indemnitor. No Indemnitee shall consent to entry of any judgment with respect to any Third Party Claim or enter into any settlement, except with the written consent of each Indemnitor (which consent shall not be unreasonably withheld or delayed).

(e) Reduction of Claim or Loss. If the amount of any Claim or Loss shall, at any time subsequent to payment pursuant to this Paragraph 6, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the Indemnitee to the related Indemnitor.

(f) Remedies Exclusive. Subject to Paragraph 8(l), the remedies provided in this Paragraph 6 shall be the sole and exclusive remedy against a party for Losses; provided, however, that notwithstanding the foregoing, nothing in this Paragraph 6(f) shall limit in any way any remedy at law or equity to which a party may be entitled as a result of fraud or intentional misrepresentation or willful breach by the other party of any of its representations and warranties under this Purchase Agreement or the Additional Investor’s Documents, as applicable.

(g) No Consequential Damages. Neither Blue Owl nor Investor shall be liable to each other for consequential, punitive, special or incidental damages or Losses or Claims that are indirect, remote, speculative or not reasonably foreseeable in connection with its indemnification obligations under this Paragraph 6, except to the extent payment in respect of such indemnification obligations are for Losses owed by an indemnified party to a third party.

(h) Mitigation. Subject to the rights and obligations of Blue Owl and Investor set out in this Purchase Agreement, Blue Owl and Investor shall each take all reasonable steps to avoid or mitigate any loss or liability (without prejudice to any similar obligation existing at law generally or any other specific term of this Purchase Agreement) which might give rise to any claim against the other party.

(i) Tax Treatment. Any indemnification payment shall be treated for tax purposes as an adjustment to the applicable portion of the Cash Purchase Price and/or the Equity Purchase Price, to the extent permitted under applicable law.

7.	Confidentiality.

(a) All information furnished in writing by either party to this Purchase Agreement to the other party to this Purchase Agreement in connection with this Purchase Agreement and the transactions contemplated by it shall be kept confidential by the receiving party and shall be used by the receiving party only in connection with this Purchase Agreement and the transactions contemplated hereby, except with the specific prior written consent of the disclosing party and except to the extent that such information (i) is information which the receiving party can demonstrate was already known to the receiving party when received without any obligation of confidentiality to the knowledge of the receiving party, (ii) at the time of disclosure or thereafter becomes lawfully obtainable from other sources without any obligation to maintain its confidentiality through no act or failure to act on the part of the receiving party, (iii) is required to be disclosed (A) to any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or in connection with any litigation, (B) by court order or as otherwise mandated by law or (C) in connection with any regulation or disclosure obligations of securities laws, a securities exchange, a securities market or a self-regulatory agency (including any financial reporting obligations and filing of financial statements related thereto) of Investor, Blue Owl or any affiliate of either, including without limitation Company’s public filings (including its current, periodic and annual reports on Forms 8-K, 10-Q and 10-K); (iv) is disclosed in order to give the notices to obtain any prior regulatory approval, (v) is disclosed in connection with any consultation with attorneys, accountants, employees, or other advisors retained in connection with the transactions contemplated hereby bound by a written agreement or ethical obligation to keep such information confidential or (vi) is disclosed in connection with any summary financial report or disclosure document prepared by Investor, Blue Owl or any of their respective affiliates given to investors or prospective investors of Investor, Blue Owl or any of their respective affiliates (provided, that such disclosure is made on a confidential basis and does not disclose the identity of Blue Owl or Investor, as applicable); provided that with respect to items (iii) and (iv), the receiving party shall disclose only so much of the confidential information as is legally required. The parties shall use their respective commercially reasonable efforts and establish reasonable precautions to ensure that their principals, agents and employees abide by the terms of this Paragraph.

(b) Investor acknowledges that federal and state securities laws restrict the trading of securities by a person who has received material, non-public information and agrees to comply with all applicable laws and regulations with respect to the confidential information, including with respect to any applicable restrictions on improper disclosure or misuse of the confidential information or on trading.

8.	General Provisions.

(a) Expenses. All fees and expenses incurred in connection with this Purchase Agreement (and the transactions contemplated hereunder), including all fees of counsel, accountants, finders and brokers, shall be borne by the party incurring the same.

(b) Notices. All notices, requests, demands and other communications required or permitted under this Purchase Agreement shall be in writing and shall be deemed to have been duly given and received when delivered by hand or courier, when received by electronic mail, or three (3) days after the date when posted by air mail, with postage prepaid, addressed as follows:

(i) If to Investor, to:

Koch Financial Assets III, LLC

4111 E 37th St N, Wichita, KS 67220

Attention: Treasury Operations

Email: kit@kochind.com

or to such other Person or address as Investor shall furnish to Blue Owl in writing.

(ii) If to Blue Owl, to:

Blue Owl Capital Inc.

399 Park Ave 38th floor, New York, NY 10022

Email: Legal@BlueOwl.com

with copies to:

Kirkland & Ellis LLP

601 Lexington Avenue, New York, NY 10022

Attn: Robert Blaustein, P.C., Townshine Wu

Email: Robert.Blaustein@Kirkland.com, Townshine.Wu@Kirkland.com

1601 Elm Street, Dallas, TX 75201

Attn: Thomas Laughlin, P.C.

Email: Thomas.Laughlin@Kirkland.com

or to such other Person or address as Blue Owl shall furnish to Investor in writing.

(c) Assignment. This Purchase Agreement and all of its provisions shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. This Purchase Agreement may not be assigned without the prior written consent of each of the parties hereto.

(d) Governing Law. This Purchase Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Purchase Agreement, or the negotiation, execution or performance of this Purchase Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Purchase Agreement or as an inducement to enter into this Purchase Agreement), shall be governed by, and enforced in accordance with, the internal laws of the State of Delaware, including its statutes of limitations.

(e) Counterparts. This Purchase Agreement may be executed in two or more identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile or other electronic signatures shall be deemed acceptable and binding.

(f) Interpretation. The headings of the Paragraphs and Subparagraphs of this Purchase Agreement are inserted for convenience only and shall not constitute a part of or affect in any way the meaning or interpretation of this Purchase Agreement. The words “include,” “includes” and “including” when used in this Purchase Agreement shall be deemed in each case to be followed by the words “without limitation.” Defined terms used in this Purchase Agreement shall have the same meanings whether defined or used herein in the singular or the plural, as the case may be.

(g) Entire Agreement. This Purchase Agreement and the other documents and certificates delivered pursuant to the terms of this Purchase Agreement set forth the entire agreement and understanding of the parties with respect to the subject matter of this Purchase Agreement and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party, including, without limitation, any confidentiality agreement entered into by Investor or Blue Owl or their respective agents or affiliates in respect of the transactions contemplated herein. For greater certainty, all covenants hereunder shall survive until fully performed in accordance with their respective terms hereunder, and the Dyal Finance Fund Side Letters, as amended and restated in accordance with Paragraph 2(a)(i) hereof, shall survive the execution and delivery of this Purchase Agreement.

(h) Amendment; Waiver. This Purchase Agreement may be amended only by a written instrument executed by Investor and Blue Owl. Any failure of Blue Owl to comply with any obligation, agreement or condition under this Purchase Agreement may only be waived in writing by Investor, and any such failure by Investor may only be waived in writing by Blue Owl, but any such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure by a party to take any action against any breach of this Purchase Agreement or default by the other party shall constitute a waiver of such party’s right to enforce any provision of this Purchase Agreement or to take any such action.

(i) Third Parties. Except as specifically set forth or referred to in this Purchase Agreement, nothing in this Purchase Agreement, expressed or implied, is intended, or shall be construed, to confer upon or give to any Person other than the parties and their successors or assigns, any rights or remedies under or by reason of this Purchase Agreement.

(j) Publicity. Except as may otherwise be required by law or regulations, including in connection with Company’s public filings (including its current, periodic and annual reports on Forms 8-K, 10-Q and 10-K), no publicity release or announcement concerning this Purchase Agreement or the transactions contemplated by this Purchase Agreement shall be made by either party without the prior written consent of the other party.

(k) Additional Documents and Acts. Each of the parties agrees to execute and deliver such additional documents, certificates and instruments, and to perform such additional acts, as may be reasonably requested and as may be necessary or appropriate to carry out the provisions of this Purchase Agreement and to consummate the transactions contemplated by this Purchase Agreement.

(l) Specific Performance. The parties agree that irreparable damage would occur if any provision of this Purchase Agreement were not performed in accordance with the terms hereof and that the parties shall have the right, in addition to any other rights they may have (whether at law or in equity), to specific performance of this Purchase Agreement. The parties hereby waive, in any action for specific performance, the defense of adequacy of a remedy at law and the posting of any bond or other security in connection therewith. No failure or delay by any party hereto in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

(m) No Presumption Regarding Drafting. Each of Blue Owl and Investor acknowledges that it has reviewed this Purchase Agreement prior to its execution and that changes were made to this Purchase Agreement based upon its comments. If any disputes arise with respect to the interpretation of any provision of this Purchase Agreement, the provision shall be deemed to have been drafted by both of the parties and shall not be construed against any party on the basis that the party was responsible for drafting that provision.

(n) Severability. If any term, provision, agreement, covenant or restriction of this Purchase Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Purchase Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Purchase Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

(o) Waiver of Jury Trial. EACH OF THE PARTIES TO THIS PURCHASE AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS PURCHASE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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IN WITNESS WHEREOF, the parties have executed this Agreement of Purchase and Sale, acting by their duly authorized agents, as of the date first above written.

INVESTOR:	BLUE OWL:

KOCH FINANCIAL ASSETS III, LLC	BLUE OWL CAPITAL INC.

By:	/s/ David J May	By:	/s/ Neena Reddy

Name:	David J May	Name:	Neena Reddy

Title:	President	Title:	General Counsel and Secretary

BLUE OWL CAPITAL HOLDINGS LP, solely in respect of the payment of the Cash Purchase Price pursuant to Section 2(a)(ii)

		By:	Blue Owl Capital GP LLC,
its general partner

By:	/s/ Neena Reddy

Name:	Neena Reddy

Title:	General Counsel and Secretary

Exhibit A

[Intentionally Omitted]